Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2015 Conference Call

Prepared Remarks

April 30, 2015

8:30 A.M. (EDT)

Operator:

Good morning ladies and gentlemen. My name is (                    ). I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Frank Leto, President and CEO of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation website or by calling 877-344-7529, referring to conference number 10062202. A replay will be available approximately two hours after this call concludes and will be accessible until 9:00 AM eastern time on Friday, May 15, 2015.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the Corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The Corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Frank.

Frank Leto:

Thanks, Duncan. I’d like to thank you all for joining our conference call today.

I hope you’ve had a chance to review our first quarter earnings press release, which was issued yesterday. We were pleased with our strong results as we begin to recognize the scale added by the Continental merger, as well as the contribution of our growing insurance division.

The merger with Continental Bank Holdings, Inc., which was completed on January 1, 2015 brought approximately $427 million in loans and $482 million in deposits, in addition to nine new full-service branches. Our staff and management have been hard at work integrating the two institutions and we remain confident that former clients of Continental will experience a seamless transition into the Bryn Mawr Trust network, which is expected to occur during the fourth quarter of this year. Having completed eight mergers and acquisitions in recent years, we have built a team of highly-skilled individuals who are devoted to integrating the operations of the companies we acquire. In addition to the integration process, this team is also heavily involved in the due diligence process as new opportunities arise.

In addition to the Continental merger, the acquisition of Powers Craft Parker and Beard, which closed on October 1, 2014, has been integrated into our insurance division and is producing positive effects on our bottom line. To further bolster our insurance division, on April 1, 2015, we acquired Robert J. McAllister Agency, Inc., a full-service insurance and advisory agency providing insurance and risk management solutions for individuals and businesses in the Philadelphia area. The combination of Powers Craft and RJM will open our insurance division to several new markets, and continues to increase its scale, making it eligible for more favorable pricing from the insurance carriers.

And lastly, our mortgage banking initiative, which began to ramp up at the end of 2014, is now in full-swing, with six new mortgage loan originators working tirelessly to take advantage of our expanded footprint and to increase this important source of non-interest income.

We recognize that while organic growth is an important part of our overall growth strategy, the identification and development of these diversified revenue streams is equally as important, especially as we continue to be saddled with tightening interest margins.

And now, on to the numbers.

We reported net income of $7.5 million and diluted earnings per share of $0.42 for the first quarter of 2015, as compared to net income of $6.7 million and diluted earnings per share of $0.49 for the same period in 2014. It is important to point out that net income for the first quarter of 2015 included pre-tax due diligence and merger-related expenses of $2.5 million as compared to $264 thousand for the same period in 2014. On a non-GAAP basis, net income, excluding tax-effected due diligence and merger-related expenses was $9.1 million, or $0.51 per diluted share, for the first quarter of 2015 as compared to $6.9 million, or $0.50 per diluted share, for the same period in 2014. We believe these non-GAAP measures are important in evaluating the Corporation’s performance. A reconciliation of these non-GAAP to GAAP performance measures is included in the schedules accompanying our earnings release.

Some of the significant factors contributing to the results for the first quarter of 2015 included:

•	An increase in net interest income of $6.1 million, or 32.4%, to $24.8 million as compared to $18.7 million for the same period in 2014.

•	Average portfolio loans for the first quarter of 2015 increased by $530.3 million as compared to the first quarter of 2014. This increase was primarily related to the $426.6 million in loans initially acquired from Continental. Average interest-bearing deposits also increased $502.3 million between the first quarter of 2015 and the first quarter of 2014, largely as a result of the interest-bearing deposits assumed from Continental, which totaled $387.8 million at the time of acquisition.

•

The tax equivalent net interest margin of 3.79% for the first quarter of 2015 decreased by 23 basis points from 4.02% for the same period in 2014 and 5 basis points from 3.84% for the fourth quarter of 2014. The decreases in tax-equivalent net interest margin were driven by not only the addition of the Continental loan portfolio, whose interest yields were recorded at market rates as of the date of acquisition, but also by an increase in average cash on deposit with correspondent banks. For the three months ended March 31, 2015, average interest-bearing deposits with other banks totaled $206.7 million, as compared to $115.3 million and $67.8 million for the fourth quarter of 2014 and first quarter of 2014, respectively. The average yield earned on these deposits, which are primarily at the Federal Reserve, was 25 basis points. This increase in deposits with other banks resulted from the influx of cash from customer deposits during the first quarter of 2015.

•	The provision for loan and lease losses decreased by $181 thousand for the first quarter of 2015 as compared to the same period in 2014

•	The Corporation recorded a provision for loan and lease losses of $569 thousand for the three months ended March 31, 2015, as compared to a provision of $750 thousand for the same period in 2014. On a linked-quarter basis, the provision for loan and lease losses increased $885 thousand for the first quarter of 2015 from the $316 thousand release from Allowance recorded in the fourth quarter of 2014.

•	Non-interest income increased $3.6 million for the three months ended March 31, 2015 as compared to the same period in 2014.

•	Contributing to the increase was a $916 thousand increase in insurance revenues directly related to the Powers Craft acquisition. The April 1, 2015 acquisition of RJM is expected to add an additional $500 thousand, annually, to this growing source of non-interest income.

•	Net gain on sale of residential mortgage loans increased $484 thousand in the first quarter of 2015 as compared to the same period in 2014, as the mortgage banking initiative begins to produce the anticipated results. Residential mortgage loans originated for resale during the first quarter of 2015 totaled $27.2 million, representing a 194.6% increase from the $9.2 million originated in the same period in 2014. On a linked-quarter basis, net gain on sale of residential mortgage loans for the first quarter of 2015 increased by $337 thousand, with loans originated for resale increasing by 88.0%, as compared to the fourth quarter of 2014.

•	Net gain on sale of available for sale investment securities totaled $810 thousand for the three months ended March 31, 2015, as compared to a net loss of $4 thousand for the same period in 2014. In an effort to shorten the duration of the investment portfolio, certain longer-term investments acquired from Continental were sold. The decline in market interest rates that occurred at the beginning of 2015 increased the market value of the Corporation’s available for sale investment portfolio.

•	Revenue for Wealth Management services remains strong, increasing $192 thousand, to $9.1 million for the first quarter of 2015 as compared to the same period in 2014.

•	Other operating income increased by $847 thousand for the first quarter of 2015, as compared to the same period in 2014. This increase was partially attributed to a $448 thousand special dividend received from the Federal Home Loan Bank of Pittsburgh, in addition to increases in debit card fees in connection with the volume increases from the Continental merger.

•	Non-interest expense for the three months ended March 31, 2015 increased by $8.5 million as compared to the same period in 2014.

•	Largely contributing to the increase in non-interest expense were increases in salaries and wages, employee benefits, occupancy and bank premises and furniture, fixtures and equipment expense, all of which were directly related to the addition of the Continental staff and facilities.

•	Due diligence and merger-related expenses of $2.5 million for the first quarter of 2015 was a $2.2 million increase from the same period in 2014. These expenses included investment banker fees, professional fees and redundant staffing and systems expenses related to the integration of the Continental infrastructure.

•	Included in other operating expense for the first quarter of 2015 was $177 thousand of debt prepayment penalties associated with early payment of $19.6 million of FHLB advances assumed from Continental, as well as $343 thousand paid to terminate two interest-rate swap positions assumed in the Continental merger. As interest rates declined at the beginning of 2015, these prepayment and termination fees increased from the levels present at acquisition.

Total portfolio loans and leases of $2.09 billion as of March 31, 2015, increased by $436.3 million, from December 31, 2014, primarily related to the $426.6 million in loans initially acquired from Continental. The growth in loan volume had been anticipated based on the below-average loan pipeline that existed as of December 31, 2014. Furthermore, with the addition of the lending staff and operations from Continental, and the integration of the two credit cultures, we experienced the expected delays and distractions, as the two institutions strived to come together as a combined force.

While some of our competitors may be reporting stronger loan growth, we are cognizant of the fact that there is quite a bit of irrational pricing and structuring going on in the marketplace, with extremely low rates and favorable covenants being offered as “loss-leaders” in order to procure additional business. One of our hallmarks has always been our excellent credit quality and we have no intention of allowing it to deteriorate in order to stay competitive. It was this unwillingness to lower our guard in the past that enabled us to weather the recent financial crisis that negatively impacted many of our competitors.

That being said, our lending pipeline has improved significantly as of March 31, 2015 and we anticipate better growth for the remainder of the year. In addition, with the mortgage lending initiative producing excellent results, we have the ability to hold a larger percentage of originated loans in portfolio.

Nonperforming loans and leases as of March 31, 2015 were $9.1 million, or 0.44% of total portfolio loans and leases, as compared to $10.1 million, or 0.61% of portfolio loans and leases, as of December 31, 2014.

For the three months ended March 31, 2015, net loan and lease charge-offs were $859 thousand, as compared to $495 thousand for the same period in 2014.

Total assets as of March 31, 2015 were $2.94 billion, an increase of $696.7 million from December 31, 2014. The increase was primarily the result of the Continental merger.

Deposits of $2.24 billion, as of March 31, 2015, increased $553.3 million from December 31, 2014. The increase was partially related to the $481.7 million of deposits initially assumed in the Continental merger, in addition to organic increases of $71.7 million during the first quarter of 2015.

As of March 31, 2015, the capital ratios for the Bank and the Corporation indicate levels well above the regulatory minimum to be considered “well capitalized.” The tangible equity ratios for both the Bank and the Corporation as of March 31, 2015 have increased from their December 31, 2014 levels primarily as a result of the equity issued in the Continental merger, which totaled $123.7 million. The effect of this issuance of equity was partially offset by the $65.6 million of goodwill and intangible assets also recorded in connection with the Continental merger.

In closing, I would like to take this opportunity to announce the launch of our new marketing campaign and rebranding of the Bank, which was unveiled at our annual meeting yesterday. We wanted to take a fresh look at the Bryn Mawr Trust brand, which we feel is one of the strongest in community banking, and create a singular, credible brand position that has the capabilities of encompassing all of our business lines. Bryn Mawr Trust understands that each person is different, with very different and special financial needs, deserving of an institution with an experienced, singular focus on achieving his or her goals.

Therefore, as of today, The Bryn Mawr Trust Company will be known as, simply, Bryn Mawr Trust, or, BMT. Over the coming months we will begin the process of rolling out the new brand with a new website, new signage, brochures and stationery. We are very excited about our new look.

For the past 88 consecutive quarters, we have paid dividends to our shareholders. We are very proud of this record and feel very fortunate to have the continued loyalty and support of our shareholders. Therefore, I am pleased to announce that on April 30, 2015, the Board of Directors of the Corporation declared a quarterly dividend of $0.19 per share, payable on June 1, 2015 to shareholders of record as of May 12, 2015.

In summary:

We believe our business model is sound and with an improving economy, locally and nationally, we are in an excellent position to take advantage of opportunities for continued profitable growth and strong performance. We continually evaluate acquisition opportunities as they arise, with a focus on quality and compatibility and believe we are poised for continued profitability and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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